Free Writing Prospectus

Filed Pursuant To Rule 433

Registration No. 333-206640

April 26, 2017

Slow Money Show with host Jean Paul Lagarde (Excerpt from Podcast)

George Milling-Stanley, Vice President of State Street Global Advisors discusses the status of gold and what political and world events that are impacting the price of gold.

http://wgso.com/podcast/slow-money-april-24th-2017/

If you are worried about the possible drag on the performance of the gold price of a strengthening dollar, then there’s always GLDW, a new product that we brought to market in January, which is essentially buying gold in a strengthening dollar environment. A lot of people will buy gold because they expect the dollar to come down and they’re seeing an inverse correlation between the two. If you are worried about the dollar going up, you can always buy GLDW. That to my mind, is the logical thing to do.

SPDR® Long Dollar Gold Trust (the “Fund”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offerings to which this communication relates. The Fund has also filed the prospectus with the National Futures Association. Before you invest, you should read the prospectus in the registration statement and other documents the Fund has filed with the SEC for more complete information about the Fund and these offerings. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Fund or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.